UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2014 (April 8, 2014)

National Bankshares, Inc.

(Exact name of Registrant as specified in its charter)

Virginia	0-15204	54-1375874
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Hubbard Street

Blacksburg, VA 24060

(Address of principal executive offices)

(540) 951-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2014, the Board of Directors of The National Bank of Blacksburg (the “Bank”), the bank subsidiary of National Bankshares, Inc. (the “Company”), appointed F. Brad Denardo as the Bank’s President and Chief Executive Officer, effective immediately. Since 2002, Mr. Denardo has held the position of Executive Vice President and Chief Operating Officer with the Bank. He will remain Executive Vice President of the Company.

James G. Rakes, who formerly held the positions of Chairman, President and Chief Executive Officer of the Bank, was appointed to Executive Chairman of the Bank and will remain Chairman, President and Chief Executive Officer of the Company.

In connection with his promotion to President and Chief Executive Officer of the Bank, Mr. Denardo’s annual salary will be increased by $60,000 to $360,000, effective April 1, 2014. Mr. Rakes’s compensation was not changed from what has been reported previously.

The Company did not enter into any other compensatory related agreement or arrangement with Mr. Rakes, or with Mr. Denardo in connection with his promotion, nor was any such agreement or arrangement that exists between the Company and Mr. Rakes and Mr. Denardo amended.

ITEM 7.01.      Regulation FD Disclosure.

On April 9, 2014, the Company issued a press release announcing Mr. Denardo’s promotion described above in Item 5.02. The press release is included herein as Exhibit 99.1.

The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Act.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1     The National Bank of Blacksburg Press Release, dated April 9, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL BANKSHARES, INC.

Date: April 10, 2014

By:/s/ JAMES G. RAKES
James G. Rakes Chairman, President and CEO

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